KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
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

                                                      Year Ended              Year Ended             Year Ended
                                                     June 30, 2006          June 30, 2005           June 30, 2004
                                                  -------------------- --- -----------------      ------------------
                                                         (In Thousands, Except Per Share Data, Unaudited)

Income available to common stockholders              $      9,608             $     18,898            $        12,897

Weighted average shares outstanding                        70,904                   57,963                     50,916

Basic earnings per share                             $       0.14             $       0.33            $          0.25

Income for diluted earnings per share                $      9,608             $     18,898            $        12,897

Total weighted average common shares and                   71,100                   57,963                     50,916
equivalents outstanding for diluted computation

Diluted earnings per share                           $       0.14             $       0.33            $          0.25

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